NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2025
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND

BOSTON (February 13, 2026) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2025, reporting net income of $56.6 million for the quarter and $226.6 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2025, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors declared a dividend equal to an annual yield of 7.05%, the daily average of the Secured Overnight Financing Rate for the fourth quarter of 2025 plus 300 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2025, will be paid on March 3, 2026. As always, dividends remain at the discretion of the board.

“The Bank’s financial performance in 2025 was strong. Member engagement grew while the Bank maintained strong capital and liquidity levels. Interest rates dropped over the year resulting in a reduction in net interest income as expected. We maintained our commitment to providing reliable liquidity and wholesale funding to our financial institution members and ensured that their communities benefited from our housing and community investment programs,” said President and CEO Timothy J. Barrett. “We were proud to contribute $32.6 million to the Affordable Housing Program in 2025, as well as an additional $31.4 million to our discretionary housing and community investment programs, which support affordable housing, affordable homeownership, and small businesses across New England.”

Fourth Quarter 2025 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, interest rates and members' demand for advances. During the fourth quarter of 2025, the Federal Open Market Committee (FOMC) lowered the target range for the federal funds rate from a range of 400 to 425 basis points to a range of 350 to 375 basis points. As a result, the yield curve steepened during the quarter, reflecting declines in short-term interest rates while intermediate-term interest rates and long-term interest rates were relatively stable.

Net income decreased $25.5 million to $56.6 million for the quarter ended December 31, 2025, from $82.1 million for the same period of 2024. The decrease in net income was primarily due to a decrease of $40.0 million in net interest income after provision for credit losses, partially offset by a decrease of $8.8 million in discretionary housing and community investment programs(1) expense and voluntary affordable housing program contributions. These results led to a $6.3 million statutory contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ended December 31, 2025, was $85.6 million, compared with $125.6 million for the corresponding period in 2024. The $40.0 million decrease in net interest income after provision for credit losses was primarily driven by the following factors: a $5.4 billion decrease in average advances; a $63.8 million decrease in average capital; a $9.1 million unfavorable variance in net unrealized gains and losses on fair value hedge ineffectiveness as intermediate-term rates changed less in the fourth quarter of 2025 than they did during the same quarter one year ago; and the decrease in the average short-term interest rates during the quarter. Partially offsetting these decreases to net interest income after provision for credit losses was an increase of $687.1 million in average mortgage-backed securities and a $614.5 million increase in average mortgage loans.

Net interest spread was 0.24% for the three months ended December 31, 2025, a decrease of 16 basis points from the same period in 2024, and net interest margin was 0.49%, a decrease of 21 basis points from the three months ended December 31, 2024. The decreases in net interest spread and margin were primarily attributable to the decrease in net interest income after provision for credit losses discussed above.

December 31, 2025 Balance-Sheet Highlights

Total assets decreased $3.2 billion, or 4.4%, to $68.8 billion at December 31, 2025, down from $72.0 billion at year-end 2024. Advances totaled $38.8 billion at December 31, 2025, a decrease of $6.4 billion from year-end 2024. Total investments were $25.2 billion at December 31, 2025, an increase of $2.7 billion from $22.5 billion at the prior year end, driven primarily by growth in low-yielding short-term money market instruments held on our balance sheet to manage our liquidity position, and a $697.6 million increase in mortgage-backed securities. Mortgage loans totaled $4.3 billion at December 31, 2025, an increase of $606.6 million from year-end 2024 as mortgage sales to the Bank increased.

Total capital at December 31, 2025, was $3.8 billion, a decrease of $73.5 million from $3.9 billion at year-end 2024. During 2025, capital stock decreased by $258.6 million, primarily attributable to the decrease in advances. Total retained earnings grew to $2.0 billion during 2025, an increase of $63.3 million, or 3.3%, from December 31, 2024. Of this amount, restricted retained earnings(2) totaled $554.6 million at December 31, 2025. Accumulated other comprehensive loss totaled $133.3 million at December 31, 2025, an improvement of $121.7 million from accumulated other comprehensive loss as of December 31, 2024.

The Bank was in compliance with all regulatory capital ratios at December 31, 2025, and based on the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, at September 30, 2025.(3)

2025 Annual Operating Highlights

Net income decreased $63.9 million to $226.6 million for the year ended December 31, 2025, from $290.5 million for 2024. The decrease in net income was primarily due to a decrease of $56.2 million in net interest income after provision for credit losses, and an increase of $11.1 million in discretionary housing and community investment programs(1) expense and voluntary affordable housing program contributions. These results led to a $25.2 million statutory contribution to the Bank's Affordable Housing Program for the year. The Bank made a $31.4 million contribution to our discretionary housing and community investment programs, and a voluntary contribution of $7.4 million to the Affordable Housing Program for the year ended December 31, 2025.

Net interest income after provision for credit losses for the year ended December 31, 2025, was $377.1 million, compared with $433.3 million for 2024. The $56.2 million decrease in net interest income after provision for credit losses was primarily driven by lower short-term interest rates, partially offset by increases of $2.0 billion, $710.4 million and $609.4 million in our average advances, average mortgage-backed securities, and average mortgage loan portfolios, respectively.

Net interest spread was 0.24% for the year ended December 31, 2025, a decrease of five basis points from 2024, and net interest margin was 0.50%, a decrease of 13 basis points from the year ended December 31, 2024. The decrease in net interest spread and margin was primarily attributable to the decrease in net interest income after provision for credit losses discussed above.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	12/31/2025	9/30/2025	12/31/2024
ASSETS
Cash and due from banks	$1,184	$9,930	$5,149
Advances	38,762,563	42,774,048	45,163,175
Investments (4)	25,206,343	28,220,995	22,499,068
Mortgage loans held for portfolio, net	4,285,722	4,157,362	3,679,150
Other assets	556,837	571,632	646,424
Total assets	$68,812,649	$75,733,967	$71,992,966

LIABILITIES
Consolidated obligations, net	$63,625,913	$70,262,933	$66,738,675
Deposits	915,299	1,077,463	877,081
Other liabilities	492,098	533,936	524,365

CAPITAL
Class B capital stock	1,936,610	2,107,549	2,195,167
Retained earnings - unrestricted	1,421,472	1,416,765	1,403,455
Retained earnings - restricted (2)	554,561	543,244	509,245
Total retained earnings	1,976,033	1,960,009	1,912,700
Accumulated other comprehensive loss	(133,304)	(207,923)	(255,022)
Total capital	3,779,339	3,859,635	3,852,845
Total liabilities and capital	$68,812,649	$75,733,967	$71,992,966

Total regulatory capital-to-assets ratio	5.7%	5.4%	5.7%
Ratio of market value of equity (MVE) to par value of capital stock (5)	188%	176%	167%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024

Total interest income	$752,740	$879,083	$886,102	$3,366,918	$3,622,609
Total interest expense	667,166	777,981	760,504	2,989,418	3,189,127
Net interest income	85,574	101,102	125,598	377,500	433,482
Net interest income after provision for credit losses	85,574	100,910	125,598	377,100	433,286
Other income	5,272	4,543	1,144	15,940	12,447
Operating expense	23,346	21,301	22,297	86,852	80,945
Federal Housing Finance Agency and Office of Finance	3,120	2,794	2,950	11,399	9,902
AHP voluntary contribution	30	681	915	7,383	2,767
Discretionary housing and community investment programs (1)	276	6,125	8,233	31,360	24,906
Other expense	1,195	1,156	1,158	4,254	4,436
AHP assessment	6,295	7,348	9,129	25,211	32,322
Net income	$56,584	$66,048	$82,060	$226,581	$290,455

Performance Ratios: (6)
Return on average assets	0.32%	0.34%	0.45%	0.30%	0.42%
Return on average equity (7)	6.08%	6.77%	8.69%	5.89%	7.99%
Net interest spread	0.24%	0.27%	0.40%	0.24%	0.29%
Net interest margin	0.49%	0.52%	0.70%	0.50%	0.63%

(1)    We have certain discretionary subsidized advance and grant programs, including our Jobs for New England, Housing Our Workforce, Lift Up Homeownership, CDFI Advance, and permanent rate buydown programs. For additional information see Item 1 — Business — Targeted Housing and Community Investment Programs in the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025 (the 2024 Annual Report).
(2)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2024 Annual Report.
(3)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the 2024 Annual Report.
(4)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(5)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2024 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” "expects," “anticipates,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; changes and volatility of such changes in interest rates, market prices, and indices; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions; changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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